Exhibit 10.1

Award Date: February 22, 2023

RESTRICTED STOCK UNIT AWARD AGREEMENT (ANNUAL)
GRANTED UNDER THE LOCKHEED MARTIN CORPORATION
2020 INCENTIVE PERFORMANCE AWARD PLAN

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
SECURITIES THAT HAVE BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933

    This Award Agreement applies to the Restricted Stock Units (“RSUs”) granted by Lockheed Martin Corporation to you as of the Award Date (defined above) under the Lockheed Martin Corporation 2020 Incentive Performance Award Plan (“Plan”). The term Restricted Stock Unit or RSU as used in this Award Agreement refers only to the Restricted Stock Units awarded to you under this Award Agreement. References to the “Corporation” include Lockheed Martin Corporation and its Subsidiaries.

    Each RSU entitles you, upon satisfaction of the continuous employment and other requirements set forth in this Award Agreement and the Plan, to receive from the Corporation: (i) one (1) share of the Corporation’s common stock, par value $1.00 per share (“Stock”); and (ii) a cash payment equal to the sum of any cash dividends paid to stockholders of the Corporation during the Restricted Period (as defined below), each in accordance with the terms of this Award Agreement, the Plan, and any rules and procedures adopted by the Management Development and Compensation Committee (“Committee”) of the Board of Directors.

    This Award Agreement sets forth some of the terms and conditions of your Award under the Plan, as determined by the Committee. Additional terms and conditions, including tax information, are contained in the Plan and in the Prospectus relating to the Plan of which the Plan and this Award Agreement are a part. In the event of a conflict between this Award Agreement and the Plan, the Plan document will control. The number of RSUs applicable to your Award are set forth in the electronic stock plan award recordkeeping system (“Stock Plan System”) maintained by the Corporation or its designee at http://www.stockplanconnect.com. The Prospectus is also available at this website.

    Except as described in Section 9, your Award is not effective or enforceable until you properly acknowledge your acceptance of the Award by completing the electronic receipt on the Stock Plan System as soon as possible but in no event later than May 31, 2023 (“Acceptance Deadline”). Except as described in Section 9, if you do not properly acknowledge your acceptance of this Award Agreement on or before the Acceptance Deadline, this Award will be forfeited.

    Assuming prompt and proper acknowledgement of your acceptance of this Award Agreement as described above and in Section 9, this Award will be effective as of the Award Date. Acceptance of this Award Agreement constitutes your consent to any action taken under the Plan consistent with its terms with respect to this Award and your agreement to be bound by the restrictions contained in Section 9 and Exhibit A, including any addenda thereto (“Post-Employment Conduct Agreement”), and Exhibit B (“Stock Ownership Requirements”), as amended from time to time.

Award Date: February 22, 2023

1.    CONSIDERATION FOR AWARD

    The consideration for the RSUs is your continued service to the Corporation as an Employee during the Restricted Period set forth below. If you do not continue to perform services for the Corporation as an Employee during the entire Restricted Period as set forth below under “RESTRICTED PERIOD, FORFEITURE,” your Award will be forfeited in whole or in part.

2.    RIGHTS OF OWNERSHIP, RESTRICTIONS ON TRANSFER

    During the Restricted Period, your RSUs will be subject to forfeiture. Until the Restricted Period ends with respect to a particular RSU and a share of Stock is delivered to you, you generally will not have the rights and privileges of a stockholder. In particular, you will not have the right to vote your RSUs on any matter put to the stockholders of the Corporation; you may not sell, transfer, assign, pledge, use as collateral or otherwise dispose of or encumber RSUs; and you will not have the right to receive any dividends paid to stockholders or dividend equivalents on the RSUs.

    Upon expiration or termination of the Restricted Period with respect to your RSUs, and subject to the forfeiture provisions set forth below, each RSU for which the restrictions have lapsed will be exchanged for a certificate (either in paper or book entry form) evidencing one (1) share of Stock issued in your name and a cash amount equal to the dividends that would have been paid to you had you owned such share from the Award Date until the expiration or termination of the Restricted Period (“Deferred Dividend Equivalents” or “DDEs”). Your shares and the cash payment for the DDEs will be delivered to you as soon as practicable, but not later than sixty (60) days after the expiration or termination of the Restricted Period, and in no event later than the March 15 following the expiration or termination of such Restricted Period (or, for taxpayers in Canada or as otherwise required by local country law, in no event later than the December 31 following the expiration or termination of such Restricted Period).

    The certificates delivered to you may contain any legend the Corporation determines is appropriate under the securities laws.

    You are responsible for payment of all Taxes imposed on you as a result of the Award. The Corporation will comply with all applicable U.S. Tax withholding requirements applicable to the RSUs, the DDEs, and associated Stock. Please see the Prospectus for the Plan for a discussion of certain material U.S. Tax consequences of the Award. Any withholding Tax on shares of Stock (and associated DDEs) deliverable to you will be satisfied by means of the Corporation’s reducing the number of shares of Stock (and associated DDEs) deliverable to you in respect of a vested Award. If you are an Insider at the time of income tax withholding, the Corporation will base withholding on the highest individual tax rate. If you are not an Insider at the time of income tax withholding, the Corporation will base withholding on the highest individual tax rate, unless you elect otherwise in accordance with procedures established by the Corporation during an election window that may be offered by the Corporation. If you elect a lower tax rate for withholding, then you may owe additional taxes as a result of the payment of the Award.

    If any Tax withholding is required with respect to any Award (including with respect to associated DDEs) during the Restricted Period, the Corporation generally shall reduce the Award by the number of shares of Stock and/or the amount of associated DDEs with a value equal to the Tax withholding obligation and such shares of Stock and/or DDEs will be used to satisfy the Tax withholding obligation.

    The Corporation shall also have the right to (i) offset any other obligation of the Corporation to you (including but not limited to by withholding from your salary) by an amount sufficient to satisfy the Tax withholding obligation, or (ii) require you (or your estate) to pay the Corporation an amount equal to the Tax withholding obligation.

Award Date: February 22, 2023

    If you are a taxpayer in a country other than the U.S., you agree to make appropriate arrangements with the Corporation or its subsidiaries for the satisfaction of all income and employment tax withholding requirements, as well as social insurance contributions applicable to the RSUs, the DDEs, and associated Stock. Please see the tax summary for your country on the Stock Plan System at http://www.stockplanconnect.com. If you are a taxpayer in a country other than the U.S., you represent that you will consult with your own tax advisors in connection with this Award and that you are not relying on the Corporation for any tax advice. If you are a taxpayer in Australia, any cash payment pursuant this Award Agreement will be inclusive of superannuation.

    If a payment under this Award constitutes nonqualified deferred compensation under Section 409A of the Code, no payment due upon termination of employment shall be made unless the termination of employment is a “separation from service” as defined in Section 409A of the Code and accompanying regulations. In the event Code section 409A(a)(2)(B)(i) applies because you are a specified employee receiving a distribution on account of a termination of employment, delivery of Stock and the DDEs may be delayed for six months from such date. Similarly, if you are an Insider subject to the reporting provisions of Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”), delivery of Stock following the expiration of the Restricted Period for any reason may be delayed for six months. For example, if the delivery of the Stock would result in a nonexempt short-swing transaction under Section 16(b) of the Exchange Act, delivery will be delayed until the earliest date upon which the delivery either would not result in a nonexempt short-swing transaction or would otherwise not result in liability under Section 16(b) of the Exchange Act.

    After the Stock is delivered to you, you will enjoy all of the rights and privileges associated with ownership of the shares, including the right to vote on any matter put to stockholder vote, to receive dividends, and to encumber, sell or otherwise transfer the shares. You should note, however, that, while the shares would thus be free of the restrictions imposed during the Restricted Period, your ability to sell or pledge the shares may be limited under the federal securities laws or corporate policy.

    In the event of your death, the Stock and cash payment for the DDEs in respect of your RSUs will be transferred to your Beneficiary (as defined in the Plan).

3.    RESTRICTED PERIOD, FORFEITURE

    Except as otherwise provided in Section 4 below or as required to satisfy a Tax withholding obligation as provided in Section 2 above, all of your RSUs will be forfeited and all of your rights to the RSUs and to receive Stock for your RSUs and to receive cash payment for the DDEs will cease without further obligation on the part of the Corporation unless (i) except as described in Section 9, you personally accept this Award Agreement as provided in Section 9 by the Acceptance Deadline, and (ii) you provide services to the Corporation as an Employee of the Corporation throughout the entire Restricted Period. The Restricted Period begins on the Award Date and terminates on February 22, 2026 (the “Vesting Date”), subject only to the specific exceptions provided below.

4.    DEATH, DISABILITY, LAYOFF, RETIREMENT

(a)    Death and Disability

    Your RSUs and the DDEs will immediately vest and no longer be subject to the continuing employment requirement if:

(i)    you die while still employed by the Corporation; or

(ii)    you terminate employment as a result of your total disability. Your employment will be treated as terminating because of a total disability on the date you commence receiving a benefit under the Corporation’s long-

Award Date: February 22, 2023

term disability plan in which you participate (or, if you are not enrolled in the Corporation’s long-term disability plan, on the date on which long-term disability benefits would have commenced under the plan under which you would have been covered, had you enrolled, using the standards set forth in that plan).

    The vested RSUs will be exchanged for shares of Stock, and the DDEs will be paid in cash as soon as practicable, but no later than sixty (60) days after the date of your termination of employment, on account of death or total disability, and in no event later than the March 15 next following the year in which such termination occurs (or, for taxpayers in Canada or as otherwise required by local country law, in no event later than the December 31 following such termination).

    Except as otherwise determined by the Corporation in its discretion in accordance with Section 9, in the event that you die and have not properly acknowledged acceptance of the Award prior to your death (or by the Acceptance Deadline, whichever comes first), you will forfeit all of your RSUs granted hereunder and all of your rights to the RSUs and to receive Stock for your RSUs and the DDEs will cease without further obligation on the part of the Corporation.

(b)    Retirement

    If you retire from the Corporation and the effective date of your retirement is after August 22, 2023 (the “Minimum Service Date”), but before the Vesting Date, you will continue to vest in your RSUs and the DDEs as if you had remained employed by the Corporation until the Vesting Date. The effective date of your retirement is the first day following the date you terminate service with the Corporation.

    The vested RSUs will be exchanged for shares of Stock, and the related DDEs associated with the vested portion of your RSUs will be paid in cash, on or as soon as practicable after the Vesting Date, but in no event later than the March 15 following the end of the Restricted Period (or, for taxpayers in Canada or as otherwise required by local country law, in no event later than the December 31 following the end of the Restricted Period).

    For purposes of this provision, the term “retirement” means retirement from service following attainment of (i) age 55 and ten years of service (at the time of termination), or (ii) age 65.

(c)    Layoff

    If you are laid off by the Corporation (including through a voluntary separation program that constitutes a window program under Section 409A of the Code) and the effective date of your layoff is after the Minimum Service Date, but before the Vesting Date, you will be eligible to receive a fraction of your RSUs and the associated DDEs on such fraction, with the numerator of such fraction being the number of days in the Restricted Period before your employment as an Employee terminated due to layoff, and the denominator being the total number of days in the Restricted Period. Fractional shares shall be rounded up to the next whole share. Notwithstanding the foregoing, if you are an employee who has been identified by the Corporation as subject to Divestiture (as defined in Section 6 below), and the effective date of your layoff is after the Award Date but before the Minimum Service Date, you will be eligible for pro-rata vesting as described in this Section 4(c).

    As a condition to the vesting of any RSUs (and associated DDEs) upon your layoff in accordance with this Section, you will be required to execute and deliver to the Corporation a general release of claims against the Corporation in a form acceptable to the Corporation within the time period specified by the Corporation in such release and not revoke such release within any revocation period provided for therein. Except as otherwise expressly provided by the Corporation in writing, a failure to satisfy this condition will result in forfeiture of such RSUs (and associated DDEs) upon your layoff during the Restricted Period.

Award Date: February 22, 2023

    The vested portion of your RSUs will be exchanged for shares of Stock, and the related DDEs associated with the vested portion of your RSUs will be paid in cash, on or as soon as practicable after the Vesting Date, but in no event later than the March 15 following the end of the Restricted Period (or, for taxpayers in Canada or as otherwise required by local country law, in no event later than the December 31 following the end of the Restricted Period).

    If you are employed in Canada, for purposes of the Award Agreement, the date of termination of employment will be the last day of actual and active employment. For the avoidance of doubt, except as may be required by applicable minimum standards legislation, no period of notice or payment in lieu of notice that is given or that ought to have been given under any applicable law or contract in respect of such termination of employment that follows or is in respect of a period after your last day of actual and active employment, if any, will be considered as extending your period of employment for purposes of determining your entitlement under this Award Agreement.

5.    RESIGNATION OR TERMINATION BEFORE THE VESTING DATE

    Except where prohibited by law, if you resign or your employment otherwise terminates before the Vesting Date, other than on account of death, total disability, layoff, or retirement (as described above), or Divestiture or Change in Control (as described below), you will forfeit your RSUs and the related DDEs on the date of your termination.

    Except where prohibited by law, if your employment terminates for any reason before the Vesting Date, by action of the Corporation due to your misconduct, then you will forfeit your RSUs and the associated DDEs on the date of your termination. If your employment terminates due to your misconduct after the Minimum Service Date, but before the Vesting Date, then you will not be eligible for continued vesting under Section 4(b) of the Award Agreement, even if at the time of your termination due to misconduct you have attained (i) age 55 and ten years of service, or (ii) age 65. The business area or Enterprise Operations review committee responsible for determinations of misconduct, or the Committee if you are an Elected Officer, will determine if your employment terminates due to misconduct.

6.    DIVESTITURE

    In the event of a Divestiture (as defined below) of all or substantially all of a business operation of the Corporation and such Divestiture results in the termination of your employment with the Corporation or its subsidiaries and the transfer of such employment to the other party to the Divestiture or the entity resulting from the Divestiture (or its affiliate), then the Committee may arrange for such other party or entity to assume or continue your RSUs or substitute equivalent restricted securities for your RSUs, with the same terms and conditions that apply to your RSUs pursuant to this Award Agreement, and the remainder of this Section 6 shall not apply.

    If (i) such assumption, continuance or substitution of your RSUs does not occur, (ii) the Divestiture results in the termination of your employment with the Corporation or its subsidiaries, and (iii) your employment transfers to the other party to the Divestiture or the entity resulting from the Divestiture (or its affiliate), then the following rules will apply:

    (a)    Pro-rata Vesting. You shall be eligible to receive a fraction of your RSUs and the associated DDEs with respect to such fraction. The numerator of such fraction shall equal the number of days in the Restricted Period before your employment as an Employee terminated due to the Divestiture, and the denominator shall equal the total number of days in the Restricted Period. Fractional shares shall be rounded up to the next whole share.

    (b)    Special Rule if Retirement Eligible. Notwithstanding Section 6(a) immediately above, if at the time your employment with the Corporation or its subsidiaries terminates due to Divestiture and transfers to the other party to the Divestiture or the resulting entity to the Divestiture (or its affiliate), you are eligible for retirement treatment under Section 4(b) above (without regard to whether your termination occurs after the Minimum Service Date), then the

Award Date: February 22, 2023

Corporation will treat you as having retired and apply the vesting provision in Section 4(b) above to your RSUs.

    (c)    No Further Rights. The Committee shall have complete and absolute discretion to make the determinations called for under this Section 6, and all such determinations shall be binding on you and on any person who claims all or any part of your RSUs and associated DDEs on your behalf as well as on the Corporation. If you terminate employment during the Restricted Period due to Divestiture but are eligible to receive a portion of your RSUs and associated DDEs as a result of this Section 6, payment of such portion of your RSUs and associated DDEs shall be in full satisfaction of all rights you have under this Award Agreement and you will receive shares of Stock in exchange for RSUs and the cash payment for the DDEs as soon as practicable, but no later than sixty (60) days after your termination of employment with the Corporation.

    For the purposes of this Section 6, the term “Divestiture” shall mean a transaction that results in the transfer of control of the business operation divested to any person, corporation, association, partnership, joint venture, limited liability company or other business entity of which less than 50% of the voting stock or other equity interests (in the case of entities other than corporations), is owned or controlled directly or indirectly by the Corporation, by one or more of the Corporation’s subsidiaries or by a combination thereof.

7.    CHANGE IN CONTROL DURING THE RESTRICTED PERIOD

    In the event of a consummation of a Change in Control during the Restricted Period, the number of RSUs subject to this Award and associated DDEs will become vested (i) on the effective date of the Change in Control if the RSUs are not assumed, continued, or equivalent restricted securities are not substituted for the RSUs by the Corporation or its successor, or (ii) if the RSUs are assumed, continued or substituted by the Corporation or its successor, on the effective date of your involuntary termination by the Corporation or its successor other than for Cause (as defined herein, not including death or total disability) or your voluntary termination with Good Reason (as defined herein), in either case, within the 24-month period following the consummation of the Change in Control.

    In the event the RSUs and associated DDEs vest in accordance with this Section 7 (whether immediately following the Change in Control or following your termination), the shares of Stock or equivalent substituted securities in which you have become vested and the associated DDEs (less any Tax withholding) shall be delivered to you within 14 days of the date on which you become vested.

(a)    “Cause” shall mean either of the following:

(i)    Conviction for an act of fraud, embezzlement, theft or other act constituting a felony (other than traffic-related offenses or as a result of vicarious liability); or

(ii)    Willful misconduct that is materially injurious to the Corporation’s financial position, operating results or reputation; provided, however that no act or failure to act shall be considered “willful” unless done, or omitted to be done, by you (a) in bad faith; (b) for the purpose of receiving an actual improper personal benefit in the form of money, property or services; or (c) in circumstances where you had reasonable cause to believe that the act or failure to act was unlawful.

Award Date: February 22, 2023

(b)    “Good Reason” shall mean, without your express written consent, the occurrence of any one or more of the following after the Change in Control:

(i)    A material and substantial reduction in the nature or status of your authority or responsibilities;

(ii)    A material reduction in your annualized rate of base salary;

(iii)    A material reduction in the aggregate value of your level of participation in any short or long term incentive cash compensation plan, employee benefit or retirement plan or compensation practices, arrangements, or policies;
(iv)    A material reduction in the aggregate level of participation in equity-based incentive compensation plans; or

(v)    Your principal place of employment is relocated to a location that is greater than 50 miles from your principal place of employment on the date the Change in Control is consummated.

    Your continued employment following an event that would constitute a basis for voluntary termination with Good Reason shall not constitute Good Reason if you consent to, or waive your rights with respect to any circumstances constituting Good Reason. In addition, the occurrence of an event described in (i) through (v) shall constitute the basis for voluntary termination for Good Reason only if you provide written notice of your intent to terminate employment within 90 days of the first occurrence of such event and the Corporation has had at least 30 days from the date on which such notice is provided to cure such occurrence. If you do not terminate employment for Good Reason within 180 days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate for Good Reason with respect to such grounds.

8.    AMENDMENT AND TERMINATION OF PLAN OR AWARDS

    As provided in Section 9 of the Plan, subject to certain limitations contained within Section 9, the Board of Directors may at any time amend, suspend or discontinue the Plan and the Committee may at any time deviate from or amend this Award Agreement. Notwithstanding Section 9 of the Plan, no such amendment, suspension or discontinuance of the Plan or deviation from or amendment of Award Agreements will, except with your express written consent, adversely affect your rights under this Award Agreement. This Award Agreement shall not be amended or interpreted in a manner that is reasonably believed to result in the imposition of Tax under Section 409A of the Code.

9.    ACCEPTANCE OF AWARD AGREEMENT; ELECTRONIC DELIVERY

    No Award is enforceable until you properly acknowledge your acceptance of this Award Agreement by completing the electronic receipt on the Stock Plan System as soon as possible but in no event later than the Acceptance Deadline. Acceptance of this Award Agreement must be made only by you personally or by a person acting pursuant to a power of attorney in the event of your inability to acknowledge your acceptance (and not by your estate, your spouse or any other person) and constitutes your consent to any action taken under the Plan consistent with its terms with respect to this Award. Notwithstanding the foregoing, this Award will be enforceable and deemed accepted, and will not be forfeited, if you are unable to accept this Award Agreement personally by the Acceptance Deadline, due to your death, disability, incapacity, deployment in the Armed Forces, or similar unforeseen circumstance as determined by the Corporation in its discretion. If you desire to accept this Award, you must acknowledge

Award Date: February 22, 2023

your acceptance and receipt of this Award Agreement electronically on or before the Acceptance Deadline, by going to the Stock Plan System at http://www.stockplanconnect.com.

    Assuming prompt and proper acknowledgment of this Award Agreement as described above, this Award will be effective as of the Award Date.

    By accepting this Award Agreement, you consent to receive copies of the Prospectus applicable to this Award from the Stock Plan System (http://www.stockplanconnect.com) as well as to electronic delivery of the Corporation’s annual report on Form 10-K, proxy statement and quarterly reports on Form 10-Q. This consent can only be withdrawn by written notice to the Vice President of Total Rewards at Lockheed Martin Corporation, Mail Point 126, 6801 Rockledge Drive, Bethesda, MD 20817.

    The Corporation will deliver any documents related to RSUs awarded under the Plan or future RSUs that may be awarded under the Plan through the Stock Plan System. The Corporation will request your consent to participate in the Plan through the Stock Plan System. You hereby consent to receive such documents and agree to participate in the Plan through the Stock Plan System.

    Except as described above, if you do not personally acknowledge your acceptance of this Award Agreement on or before the Acceptance Deadline, this Award will be forfeited as noted above.

10.    POST-EMPLOYMENT COVENANTS

    Except where prohibited by law, by accepting this Award Agreement as described in Section 9, you agree to the terms of the Post-Employment Conduct Agreement contained in Exhibit A to this Award Agreement.

11.    STOCK OWNERSHIP REQUIREMENTS

    Except where prohibited by law, by accepting this Award Agreement through the procedure described in Section 9, you acknowledge receipt of the Stock Ownership Requirements (“Ownership Requirements”) attached as Exhibit B and agree to comply with such Ownership Requirements as amended from time to time. If you are not a Vice President (or above) on the Award Date, but you are promoted to Vice President (or above) prior to the Vesting Date, the Ownership Requirements as in effect at that time shall become applicable to you on the date of your promotion to Vice President (or above).

12.    DATA PRIVACY CONSENT FOR EMPLOYEES LOCATED OUTSIDE OF THE UNITED STATES

    To the extent recognized under applicable law, if you are located outside of the United States, then by accepting this Award Agreement as described in Section 9, you hereby explicitly and unambiguously consent to, and acknowledge the need for, the collection, use and transfer, in electronic or other form, of your Personal Data (defined below) as described in this Award Agreement by and among the Corporation for the exclusive purpose of implementing, administering and managing your participation in the Plan.

    You understand that the Corporation collects, holds, uses, and processes certain information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Corporation, details of all awards or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Personal Data”). The Corporation acts as the controller/owner of this Personal Data, and processes this Personal Data for purposes of implementing, administering, and managing the Plan. The Corporation protects the Personal Data that it receives in the United States from the European Union (“EU”),

Award Date: February 22, 2023

or any other location outside the United States, in accordance with data transfer agreements based on EU-approved Standard Contractual Clauses.

    You understand that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different, including less stringent, data privacy laws and protections than your country. You may request a list with the names and addresses of any third-party recipients of the Personal Data at any time by contacting your local human resources representative. When disclosing Personal Data to these third parties, the Corporation provides appropriate safeguards for protecting the transfer of your Personal Data, such as establishing standard data protection clauses with the third parties as adopted by the European Commission. You may request a copy of, or information about, such safeguards by contacting your local human resources representative. You recognize that the Corporation and any other possible recipients including any present or future third-party recipients must receive, possess, use, retain and transfer your Personal Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Corporation may elect to administer the settlement of any award. You understand that Personal Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan and comply with applicable legal requirements.

    To the extent provided by your local law, you may, at any time, have the right to request: access to your Personal Data, rectification of your Personal Data, erasure of your Personal Data, restriction of processing of your Personal Data, portability of your Personal Data and information about the storage and processing of your Personal Data. You may also have the right to object, on grounds related to a particular situation, to the processing of your Personal Data, as well as to refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

13.    EMPLOYEE ACKNOWLEDGEMENT

    You acknowledge and agree that:

(a)    the Plan is discretionary in nature and the Committee may amend, suspend, or terminate it at any time;

(b)    the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of any RSUs, or benefits in lieu of any RSUs even if RSUs have been granted repeatedly in the past;

(c)    all determinations with respect to such future RSUs, if any, including but not limited to the times when RSUs shall be granted or when RSUs shall vest, will be at the sole discretion of the Committee or its delegate;

(d)    your participation in the Plan is voluntary;

(e)    the value of the RSUs is an extraordinary item of compensation, which is outside the scope of your employment contract (if any), except as may otherwise be explicitly provided in your employment contract;

(f)    the RSUs are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating termination, severance, resignation, redundancy, end of service, or similar payments, or bonuses, long-service awards, pension or retirement benefits;

Award Date: February 22, 2023

(g)    the RSUs shall expire upon termination of your employment for any reason except as may otherwise be explicitly provided in the Plan and this Award Agreement;

(h)    the future value of the shares is unknown and cannot be predicted with certainty;
(i)    no claim or entitlement to compensation or damages arises from the termination of the RSUs in accordance with the Plan and this Award Agreement or diminution in value of the RSUs or Stock and you irrevocably release the Corporation and your employer from any such claim that may arise;

(j)    if you are a resident of Australia, the Award is offered pursuant to Part 7.12 Division 1A of the Corporations Act 2001 (Cth) (Note that you may be restricted from selling the Stock within 12 months of acquiring the Stock. You should consult with your personal legal advisor to confirm the requirements for selling the Stock);

(k)    if you are a resident of Türkiye, that the offer of this Award is a private offering which shall in no way be considered as a public offering within the meaning of the rules of the Capital Markets Board of Turkey and has been made by the Corporation to you personally in connection with your existing relationship with the Corporation or one or more of its affiliates, subsidiaries and/or related companies, and further, that the Award, the related shares of the Stock and the related offer thereof are not subject to regulation by any securities regulator in Türkiye, or otherwise outside of the U.S.;

(l)    if you are a resident of Hong Kong, the Award and any Stock issued thereunder do not constitute a public offer of securities under Hong Kong law; and
(m)    if you are a resident of Israel, you will hold any Stock issued to you upon the vesting of the Award with the Corporation’s designated broker, and you may not transfer such Stock to an account with another broker or request that share certificates be issued to you, until such time as you sell the Stock.

14.    ENGLISH LANGUAGE

    You have received the terms and conditions of this Award Agreement and any other related communications, and you consent to having received these documents in English. If you have received this Award Agreement or any other documents related to the Plan translated into a language other than English, and if the translated version is different from the English version, the English version will control.

    Quebec Residents Only: The Parties have agreed that this Award Agreement, the Plan as well as any notice, document or instrument relating to them be drawn up in English only. You acknowledge that, upon your reasonable request, the Corporation will provide a French translation of such documents to you. Les parties aux présentes ont convenu que la présente accord, le "Plan," ainsi que tous autres avis, actes ou documents s'y rattachant soient rédigés en anglais seulement. Vous reconnaissez que, à votre demande raisonnable, "the Corporation" fournit une traduction française de ces documents à vous.

15.    CURRENCY EXCHANGE RISK

    If your functional currency is not the U.S. dollar, you agree and acknowledge that you will bear any and all risk associated with the exchange or fluctuation of currency associated with the RSUs, including without limitation sale of the Stock and payment of DDEs (the “Currency Exchange Risk”). Any cash payments due to you under this Award Agreement will be converted to your functional currency at the rate determined by the Corporation, in its discretion, on the last day of the Restricted Period. You waive and release the Corporation and its subsidiaries from any potential claims arising out of the Currency Exchange Risk.

Award Date: February 22, 2023

16.    EXCHANGE CONTROL REQUIREMENTS

    You agree and acknowledge that you will comply with any and all exchange control requirements applicable to the RSUs and the sale of Stock and any resulting funds including, without limitation, reporting or repatriation requirements. You further agree and acknowledge that you will determine whether any such requirements are applicable to the Award and any resulting funds, and that you are not relying on the Corporation for any advice in this regard.

17.    MISCELLANEOUS

    If you are on leave of absence, for the purposes of the Plan, you will be considered to still be in the employ of the Corporation unless otherwise provided in an agreement between you and the Corporation.

    Nothing contained in this Award Agreement shall confer upon you any right of continued employment by the Corporation or guarantee that any future awards will be made to you under the Plan. In addition, nothing in this Award Agreement limits in any way the right of the Corporation to terminate your employment at any time. Neither the value of the RSUs awarded to you nor the DDEs will be taken into account for other benefits offered by the Corporation, including but not limited to retirement benefits. Notwithstanding any other provision of this Award Agreement to the contrary, no Stock will be issued to you pursuant to this Award Agreement within six months from the Award Date.

    Transactions involving Stock delivered under this Award Agreement are subject to the securities laws and CPS 722 (a copy of which has been made available to you). Among other things, CPS 722 prohibits employees of the Corporation from engaging in transactions that violate securities laws or involve hedging or pledging stock. Insiders are subject to additional restrictions. The Corporation recommends that Insiders consult with the Senior Vice President, General Counsel and Corporate Secretary or staff before entering into any transactions involving Stock or RSUs.

    You have no rights as a stockholder to any securities covered by this Award Agreement until the date on which you become the holder of record of such securities. Capitalized terms used, but not defined herein, shall have the meanings ascribed to them in the Plan.

Award Date: February 22, 2023

Exhibit A
Post-Employment Conduct Agreement
(Annual RSU Grant)

This Post-Employment Conduct Agreement (this “PECA”) attached as Exhibit A to the Award Agreement with an Award Date of February 22, 2023 (the “Award Agreement”), is entered into in consideration of, among other things, the grant of restricted stock units to me under the Award Agreement (the “RSUs”) pursuant to the Lockheed Martin Corporation 2020 Incentive Performance Award Plan (the “Plan”) and the consideration set forth in Section 2 below. References to the “Corporation” shall include Lockheed Martin Corporation and its Subsidiaries. By accepting the RSUs, I agree as follows:

1.    Restrictions Following Termination of Employment.

(a)    Covenant Not To Compete – Without the express written consent of the ”Required Approver” (as defined in Section 6), during the “Restricted Period” (as defined in Section 6) I will not, directly or indirectly, be employed by, provide services to, or advise a “Restricted Company” (as defined in Section 6), whether as an employee, advisor, director, officer, partner or consultant, or in any other position, function or role that, in any such case,

(i)    oversees, controls or affects the design, operation, research, manufacture, marketing, sale or distribution of “Competitive Products or Services” (as defined in Section 6) of or by the Restricted Company, or

(ii)    would involve a substantial risk that the “Confidential or Proprietary Information” (as defined in Section 1(c) below) of the Corporation (including but not limited to technical information or intellectual property, strategic plans, information relating to pricing offered to the Corporation by vendors or suppliers or to prices charged or pricing contemplated to be charged by the Corporation, information relating to employee performance, promotions or identification for promotion, or information relating to the Corporation’s cost base) could be used to the disadvantage of the Corporation.

I acknowledge and agree that: (A) enforcement of this PECA pursuant to Sections 1(a)(i) and (ii) is necessary to protect, among other interests, the Corporation’s trade secrets and other Confidential or Proprietary Information, as defined by Section 1(c); and (B) Sections 1(a)(i) and (ii) shall not apply to me if I am a resident of or work in California, or if I work and/or reside in any other state or jurisdiction that prohibits or otherwise bans such a covenant between the Corporation and me.

To the extent permitted by applicable law, including but not limited to any applicable rules governing attorney conduct (such as the ABA Model Rules of Professional Conduct and state versions thereof), Sections 1(a)(i) and (ii) and Section 1(b) relating to non-solicitation, shall apply to individuals who are employed by the Corporation in an attorney position and whose occupation during the Restricted Period does not include practicing law.

In lieu of Section 1(a)(i) and (ii), as well as Section 1(b) relating to non-solicitation, the following Section 1(a)(iii) shall apply to individuals who are employed by the Corporation in an attorney position, and whose occupation during the Restricted Period includes practicing law.

(iii)    Post-Employment Activity As a Lawyer – I acknowledge that as counsel to the Corporation, I owe ethical and fiduciary obligations to the Corporation and that at least some of these obligations will continue even after the “Termination Date” (as defined in Section 6). I agree that after my Termination Date I will comply fully with all applicable ethical and fiduciary obligations that I owe to the Corporation. To the extent permitted by

Award Date: February 22, 2023

applicable law, including but not limited to any applicable rules governing attorney conduct, I agree that I will not:

a.    Represent any client in the same or a substantially related matter in which I represented the Corporation where the client’s interests are materially adverse to the Corporation; or

b.    Disclose confidential information relating to my representation of the Corporation, including the disclosure of information that is to the disadvantage of the Corporation, except for information that is or becomes generally known.

The Corporation’s Senior Vice President, General Counsel, and Corporate Secretary or the General Tax Counsel, as applicable, will determine in their discretion whether an individual is employed by the Corporation in an attorney position.

(b)    Non-Solicit – Without the express written consent of the Required Approver, during the two-year period following the Termination Date, I will not (i) cause or attempt to cause, directly or indirectly, the complete or partial loss of any contract in effect before the Termination Date between the Corporation and any customer, supplier, distributor or manufacturer of or to the Corporation with which I was responsible, in whole or in part, for soliciting, negotiating, implementing, managing, or overseeing or (ii) induce or attempt to induce, directly or indirectly, any person who is an employee of the Corporation with whom I worked or interacted with within two years prior to the Termination Date to cease employment with the Corporation in order to perform work or services for any entity other than the Corporation.

I acknowledge and agree that: (A) the enforcement of this PECA pursuant to Section 1(b)(i) is necessary to protect, among other interests, the Corporation’s trade secrets and other Confidential or Proprietary Information, as defined by Section 1(c); and (B) Section 1(b)(i) shall not apply to me if I am a resident of or work in California, or if I work and/or reside in any other state or jurisdiction that prohibits or otherwise bans such a covenant between the Corporation and me.

(c)    Protection of Proprietary Information – Except to the extent required by law, following my Termination Date, I will have a continuing obligation to comply with the terms of any non-disclosure or similar agreements that I signed while employed by the Corporation committing to hold confidential the “Confidential or Proprietary Information” (as defined below) of the Corporation or any of its affiliates, subsidiaries, related companies, joint ventures, partnerships, customers, suppliers, partners, contractors or agents, in each case in accordance with the terms of such agreements. I will not use or disclose or allow the use or disclosure by others to any person or entity of Confidential or Proprietary Information of the Corporation or others to which I had access or that I was responsible for creating or overseeing during my employment with the Corporation. In the event I become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or otherwise) to disclose any proprietary or confidential information, I will immediately notify the Corporation’s Senior Vice President, General Counsel and Corporate Secretary as to the existence of the obligation and will cooperate with any reasonable request by the Corporation for assistance in seeking to protect the information. All materials to which I have had access, or which were furnished or otherwise made available to me in connection with my employment with the Corporation shall be and remain the property of the Corporation. For purposes of this PECA, “Confidential or Proprietary Information” means trade secrets, as defined by the federal Defend Trade Secrets Act of 2016 and/or applicable state trade secret law, and Sensitive Information within the meaning of CRX-015 (a copy of which has been made available to me), including but not limited to information that a person or entity desires to protect from unauthorized disclosure to third parties that can provide the person or entity with a business, technological, or economic advantage over its competitors, or which, if known or used by third parties or if used by the person’s or entity’s employees or agents in an unauthorized manner, might be detrimental to the

Award Date: February 22, 2023

person’s or entity’s interests. Confidential or Proprietary Information may include, but is not limited to:

(i)    existing and contemplated business, marketing and financial business information such as business plans and methods, marketing information, cost estimates, forecasts, financial data, cost or pricing data, bid and proposal information, customer identification, sources of supply, contemplated product lines, proposed business alliances, and information about customers and competitors,

(ii)    existing and contemplated technical information and documentation pertaining to technology, know how, equipment, machines, devices and systems, computer hardware and software, compositions, formulas, products, processes, methods, designs, specifications, mask works, testing or evaluation procedures, manufacturing processes, production techniques, research and development activities, inventions, discoveries, and improvements, and

(iii)    human resources and personnel information.

(d)    No Disparagement – Following the Termination Date, I will not make any statements, whether verbal or written, that disparage or reasonably may be interpreted to disparage the Corporation or its directors, officers, employees, technology, products or services with respect to any matter whatsoever.

(e)    Cooperation in Litigation and Investigations – Following the Termination Date, I will, to the extent reasonably requested, cooperate with the Corporation in any pending or future litigation (including alternative dispute resolution proceedings) or investigations in which the Corporation or any of its subsidiaries or affiliates is a party or is required or requested to provide testimony and regarding which, as a result of my employment with the Corporation, I reasonably could be expected to have knowledge or information relevant to the litigation or investigation. Notwithstanding any other provision of this PECA, nothing in this PECA shall affect my obligation to cooperate with any governmental inquiry or investigation or to give truthful testimony in court.
(f)    Communications with Regulatory Authorities – Nothing in this PECA prohibits or restricts me (or my attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission or any other federal or state regulatory authority regarding a possible securities law violation.
(g)     Notices under the Defend Trade Secrets Act and NLRA – Notwithstanding anything in this PECA to the contrary:
(i)    I will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
(ii)    If I file a lawsuit for retaliation by the Corporation for reporting a suspected violation of law, I may disclose the Corporation’s trade secrets to my attorney and use the trade secret information in the court proceeding if I (1) file any document containing the trade secret under seal; and (2) do not disclose the trade secret, except pursuant to court order.
(iii)    Nothing in this PECA in any way prohibits or is intended to restrict or impede, and shall not be interpreted or understood as restricting or

Award Date: February 22, 2023

impeding, me from (1) exercising my rights under Section 7 of the National Labor Relations Act (NLRA); or (2) otherwise disclosing or discussing truthful information about unlawful employment practices (including unlawful discrimination, harassment, retaliation, or sexual assault).
2.    Consideration and Acknowledgement. I acknowledge and agree that the benefits and compensation opportunities being made available to me under the Award Agreement are in addition to the benefits and compensation opportunities that otherwise are or would be available to me in connection with my employment by the Corporation and that the grant of the RSUs is expressly made contingent upon my agreements with the Corporation set forth in this PECA. I acknowledge that the scope and duration of the restrictions in Section 1 are necessary to be effective and are fair and reasonable in light of the value of the benefits and compensation opportunities being made available to me under the Award Agreement. I further acknowledge and agree that as a result of the high level executive and management positions I hold with the Corporation and the access to and extensive knowledge of the Corporation's Confidential or Proprietary Information, employees, suppliers and customers, these restrictions are reasonably required for the protection of the Corporation's legitimate business interests, including, but not limited to, the Corporation’s Confidential or Proprietary Information.

3.    Remedies For Breach of Section 1; Additional Remedies of Clawback and Recoupment.

(a)    I agree, upon demand by the Corporation, to forfeit, return or repay to the Corporation the “Benefits and Proceeds” (as defined below) in the event any of the following occur:

(i)    I breach any of the covenants or agreements in Section 1;
(ii)    The Corporation determines that either (a) my intentional misconduct or gross negligence, or (b) my failure to report another person’s intentional misconduct or gross negligence of which I had knowledge during the period I was employed by the Corporation, contributed to the Corporation having to restate all or a portion of its financial statements filed for any period with the Securities and Exchange Commission;
(iii)    The Corporation determines that I engaged in fraud, bribery, or any other illegal act, or that my intentional misconduct or gross negligence (including the failure to report another person’s intentional misconduct or gross negligence of which I had knowledge during the period I was employed by the Corporation) contributed to another person’s fraud, bribery, or other illegal act, which in any such case adversely affected the Corporation’s financial position or reputation;
(iv)    The Corporation determines that my intentional misconduct or gross negligence caused severe reputational or financial harm to the Corporation;
(v)    The Corporation determines that I misappropriated Confidential or Proprietary Information, as defined in Section 1(c), and I (A) intended to use the misappropriated Confidential or Proprietary Information to cause severe reputational or financial harm to the Corporation or (B) used the misappropriated Confidential or Proprietary Information in a manner that caused severe reputational or financial harm to the Corporation; or
(vi)    Under such other circumstances specified in a written recovery policy adopted by the Corporation to comply with Rule 10D-1 under the Securities Exchange Act and New York Stock Exchange listing standards

Award Date: February 22, 2023

requiring the Corporation to recover from executive officers erroneously awarded compensation.
(b)    The remedy provided in Section 3(a) shall not be the exclusive remedy available to the Corporation for any of the conduct described in Section 3(a) and shall not limit the Corporation from seeking damages or injunctive relief. For purposes of Section 3(a), a determination by the Corporation means, with respect to an Elected Officer, a determination by the Management Development and Compensation Committee of the Board of Directors of the Corporation (the “Committee”) and, with respect to any other employee, a determination by a review committee consisting of the Senior Vice President, Chief Human Resources Officer, the Senior Vice President, Ethics and Enterprise Assurance, and the Senior Vice President, General Counsel and Corporate Secretary (the “Review Committee”).

(c)    For purposes of this Section 3, “Benefits and Proceeds” means (i) to the extent I own Stock issued in respect of vested RSUs, such Stock; (ii) to the extent I no longer own the shares of Stock of the Corporation issued in respect of the RSUs, cash in an amount equal to the greater of (x) the value of such Stock on the date the associated RSUs vested (which, unless otherwise determined by the Committee or the Review Committee, as applicable, shall be equal to the closing price of the shares of Stock as finally reported by the New York Stock Exchange on such date), and (y) the proceeds received in connection with the disposition of such Stock; and (iii) to the extent I have not earned the RSUs fully, all of my remaining rights, title or interest in my Award and any accrued dividend equivalents with respect thereto.

4.    Injunctive Relief. I acknowledge that the Corporation’s remedies at law may be inadequate to protect the Corporation against any actual or threatened breach of the provisions of Section 1 or the conduct described in Section 3(a), and, therefore, without prejudice to any other rights and remedies otherwise available to the Corporation at law or in equity (including but not limited to, an action under Section 3(a)), the Corporation shall be entitled to the granting of injunctive relief in its favor and to specific performance without proof of actual damages and without the requirement of the posting of any bond or similar security.

5.    Invalidity; Unenforceability. It is the desire and intent of the parties that the provisions of this PECA shall be enforced to the fullest extent permissible. The covenants in each section of this PECA are independent of any other provisions of this PECA. Each term in this PECA constitutes a separate covenant between the parties, and each term is fully severable from any other term. The parties agree if any particular paragraphs, subparagraphs, phrases, words, or other portions of this PECA are determined by an appropriate court to be invalid or unenforceable as written, they shall be modified as necessary to comport with the reasonable intent and expectations of the parties and in favor of providing reasonable protection to all of the Corporation’s legitimate business interests, and such modification shall not affect the remaining provisions of this PECA, or if they cannot be modified to be made valid or enforceable, then they shall be severed from this PECA, and all remaining terms and provisions shall remain enforceable.

6.    Definitions. Capitalized terms not defined in this PECA have the meaning given to them in the Plan, as applicable. For purposes of this PECA, the following terms have the meanings given below:

(a)    “Restricted Company” means The Boeing Company, General Dynamics Corporation, Northrop Grumman Corporation, Raytheon Technologies Corporation, Honeywell International Inc., BAE Systems Inc., L3Harris Technologies, Inc., Thales, Airbus Group, Inc., Textron Inc., Leonardo S.p.A., Leidos Holdings, Inc., Space Exploration Technologies Corp. and (i) any entity directly or indirectly controlling, controlled by, or under common control with any of the foregoing, and (ii) any successor to all or part of the business of any of the foregoing as a result of a merger, reorganization, consolidation, spin-off, split-up, acquisition, divestiture, or similar transaction, or as a result of a name change.

Award Date: February 22, 2023

(b)    “Competitive Products or Services” means products or services that compete with, or are an alternative or potential alternative to, products sold or services provided by a subsidiary, business area, division or operating unit or business of the Corporation as of the Termination Date and at any time within the two-year period ending on the Termination Date; provided, that, (i) if I had direct responsibility for the business of, or function with respect to, a subsidiary, or for a business area, division or operating unit or business of the Corporation at any time within the two-year period ending on the Termination Date, Competitive Products or Services includes the products so sold or the services so provided during that two-year period by the subsidiary, business area, division or operating unit of the Corporation for which I had responsibility, and (ii) if I did not have direct responsibility for the business of, or function with respect to, a subsidiary, or for a business area, division or operating unit or business of the Corporation at any time within the two-year period ending on the Termination Date, Competitive Products or Services includes the products so sold or the services so provided by a subsidiary, business area, division or operating unit of the Corporation for which I had access (or was required or permitted such access in the performance of my duties or responsibilities with the Corporation) to Confidential or Proprietary Information of the Corporation at any time during the two-year period ending on the Termination Date.

(c)    “Required Approver” means:

(i)    with respect to the Chairman, President and Chief Executive Officer, the Management Development and Compensation Committee of the Corporation’s Board of Directors;

(ii)    with respect to any Elected Officer (other than the Chairman, President and Chief Executive Officer), the Corporation’s Chief Executive Officer; or

(iii)    with respect to all other employees, the Senior Vice President, Chief Human Resources Officer of the Corporation.

(d)    “Elected Officer” means an officer of the Corporation who was elected to their position by the Corporation’s Board of Directors.

(e)    “Restricted Period” means:

(i)    with respect to an employee who is an Elected Officer at any time during the six-month period prior to their Termination Date, the two-year period following the Termination Date; or

(ii)    with respect to all other employees, the one-year period following the Termination Date.

(f)    “Termination Date” means the date of my termination of employment with the Corporation.

7.    Miscellaneous.

(a)    The Plan, the Award Agreement (with Exhibit B) and this PECA constitute the entire agreement governing the terms of the award of the RSUs to me.

(b)    This PECA shall be governed by Maryland law, without regard to its provisions governing conflicts of law. Any enforcement of, or challenge to, this PECA may only be brought in the United States District Court for the District of Maryland, unless it is determined that such court does not have subject matter jurisdiction, in which case any such enforcement or challenge must be brought in the Circuit Court of Montgomery County in the State of Maryland. Both parties consent to the proper jurisdiction and venue of such court, as applicable, for the purpose of enforcing or challenging this PECA. This Section 7(b) shall not apply to residents of California.

Award Date: February 22, 2023

(c)    This PECA shall inure to the benefit of the Corporation’s successors and assigns and may be assigned by the Corporation without my consent.

(d)    This PECA provides for certain obligations on my part following the Termination Date and shall not, by implication or otherwise, affect in any way my obligations to the Corporation during the term of my employment by the Corporation, whether pursuant to written agreements between the Corporation and me, the provisions of applicable Corporate policies that may be adopted from time to time or applicable law or regulation.

(e)    The restrictive covenants and other terms in this PECA are to be read consistent with the terms of any other restrictive covenants or other agreements that I have executed with the Corporation; provided, however, to the extent there is a conflict between/among such agreements, such agreements shall be construed as providing the broadest possible protections to the Corporation, even if such construction would require provisions of more than one such agreement to be given effect.

(f)    The obligations I have undertaken in this PECA shall survive the Termination Date and no dispute regarding any other provisions of this PECA or regarding my employment or the termination of my employment shall prevent the operation and enforcement of these obligations.

(g)    I acknowledge and agree that different restrictive covenant obligations than those set forth above may apply to me if I reside or work in certain jurisdictions. While I reside or work in such a jurisdiction, including on my last day of employment with the Corporation, I agree that the restricted activities set forth above, as well as any other applicable obligations set forth in this PECA, shall be superseded only as set forth in the applicable Addendum attached hereto.

This PECA is effective as of the acceptance by me of the award of RSUs under the Award Agreement and is not contingent on the vesting of my RSUs.

Award Date: February 22, 2023

COLORADO ADDENDUM TO POST-EMPLOYMENT CONDUCT AGREEMENT
Notice of Restrictive Covenant to Colorado Employees
This notice is to advise you that the Corporation is, contemporaneously with this notice, providing you with a Post-Employment Conduct Agreement (the “PECA”) containing covenants that could restrict your options for subsequent employment following separation from the Corporation, in that you will be prohibited from certain competition and solicitation of customers, employees, etc., as described in Section 1 of the PECA (and as modified by this Colorado Addendum) and from disclosing or using Confidential Information as described in Section 1 of the PECA (and as modified by this Colorado Addendum).
You acknowledge that this notice was provided to you at least fourteen (14) days before the earlier of your Termination Date, as defined in the PECA, or the effective date of the consideration provided to you for such covenant. By electronically signing the Award Agreement, you expressly acknowledge and agree that you are deemed to have separately signed this notice.

The provisions of this Colorado Addendum apply only to those employees of the Corporation who primarily work or reside in the State of Colorado.

1.    The following is added to the end of Section 1(a) of the PECA “Covenant Not to Compete”:

The restrictions described in Section 1(a) are intended to cover geographic territory where your knowledge of the Corporation’s trade secrets could be used by a Restricted Company to unfairly compete with or undermine the Corporation’s legitimate business interests.
2.    The language in Section 1 of the PECA “Restrictions Following Termination of Employment” is modified by adding the following:
The restrictions related to competitive activities in Section 1(a) only apply to the extent I earn, both at the time this PECA is entered into and at the time the Corporation enforces it, an amount of annualized cash compensation equivalent to or greater than the threshold amount for highly compensated workers as determined by the Colorado Department of Labor and Employment at the time this PECA is entered into, and such activities will involve the inevitable use of, or near-certain influence by my knowledge of, trade secrets disclosed to me during the course of employment with the Corporation.
The restrictions related to solicitation activities in Section 1(b)(i) only apply to the extent I earn, both at the time this PECA is entered into and at the time the Corporation enforces it, an amount of annualized cash compensation equivalent to or greater than 60% of the threshold amount for highly compensated workers as determined by the Colorado Department of Labor and Employment at the time this PECA is entered into, and such activities will involve the inevitable use of, or near-certain influence by my knowledge of, trade secrets disclosed to me during the course of employment with the Corporation.
3.    The language in Section 2 of the PECA “Consideration and Acknowledgement” is modified by adding the following:
I acknowledge and agree that the restrictions in this PECA are reasonable and shall not prohibit the disclosure of information arising from my general training, knowledge, skill, or experience, whether gained on the job or otherwise, information readily ascertainable to the public, and/or information an employee has a right to disclose as legally protected conduct.

Award Date: February 22, 2023

4.    The language in Section 7(b) of the PECA is modified by adding the following:
I understand that if I primarily reside or work in the State of Colorado at the time my employment with the Corporation is terminated, the PECA will be subject to the laws and courts of the State of Colorado. During this period, venue shall be the State and Federal courts sitting in Colorado and the parties waive any defense, whether asserted by motion or pleading, that the venue specified by this Addendum is an improper or inconvenient venue.

Award Date: February 22, 2023

DISTRICT OF COLUMBIA ADDENDUM TO POST-EMPLOYMENT CONDUCT AGREEMENT

The District of Columbia’s Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from highly compensated employees, as that term is defined in the Ban on Non-Compete Agreements Amendment Act of 2020, under certain conditions. The Corporation has determined that you are a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES).

The Corporation is, contemporaneously with this notice, providing you with a Post-Employment Conduct Agreement (the “PECA”) containing covenants that could restrict your options for subsequent employment following separation from the Corporation, in that you will be prohibited from certain competition and solicitation of customers, employees, etc., as described in Section 1 of the PECA. The provisions of this District of Columbia Addendum apply only to those employees of the Corporation who primarily work in the District of Columbia and are as follows.

1.    For Elected Officers, and regarding the non-competition obligation in Section 1(a) of the PECA only, the definition of “Restricted Period” is modified by reducing the period from two-years after the Termination Date to one year after the Termination Date.

2.    The following is added to the end of Section 1(a) of the PECA “Covenant Not to Compete”:

I understand that the non-competition obligations under Section 1(a) shall apply to me if I am a “highly compensated employee.” A “highly compensated employee” for this purpose is someone who is reasonably expected to earn at least $150,000 during a consecutive 12-month period or whose compensation earned from the Corporation in the consecutive 12-month period preceding the date the proposed non-competition is to begin is at least $150,000. Beginning on January 1, 2024, and each calendar year thereafter, the dollar threshold for highly compensated employee status will be adjusted based on increases in the Consumer Price Index. Compensation includes the individual’s hourly wages, salary, bonuses or cash incentives, commissions, overtime premiums, vested stocked (including restricted stock units), and other payments provided on a regular or irregular basis.

The restrictions described in Section 1(a) are intended to cover geographic territory where my knowledge of the Corporation’s trade secrets could be used by a Restricted Company to unfairly compete with or undermine the Corporation’s legitimate business interests.

3.    A new Section “Notice” is added to the end of the PECA, reading as follows:

I agree that before being required to sign this PECA, the Corporation provided written notice to me that I had at least fourteen (14) calendar days to review the non-competition provision in the PECA before I must execute the PECA.

Award Date: February 22, 2023

Exhibit B

Stock Ownership Requirements

Lockheed Martin’s Stock Ownership Requirements for Key Employees apply to all senior level positions of Vice President and above. This reflects the expectations of our major shareholders that management demonstrate its confidence in Lockheed Martin through a reasonable level of personal share ownership. This practice is consistent with other major U.S. corporations which link some portion of personal financial interests of key employees with those of shareholders.

Stock Ownership Requirements

Title	Annual Base Pay Multiple

Chairman, President and Chief Executive Officer	6 times
Chief Operating Officer; Chief Financial Officer	4 times
Executive Vice Presidents	3 times
Senior Vice Presidents	2 times
Other Elected Officers	2 times
Other Vice Presidents	1 times

Satisfaction of Requirements

Covered employees may satisfy their ownership requirements with common stock in these categories:

•Shares owned directly.
•Shares owned by a spouse or a trust.
•Shares represented by monies invested in 401(k) Company Common Stock Funds or comparable plans.
•Share equivalents as represented by income deferred to the Company Stock Investment Option of the Deferred Management Incentive Compensation Plan (DMICP).
•Unvested Restricted Stock Units.

Key employees will be required to achieve the appropriate ownership level within five years and are expected to make continuous progress toward their target. Appointment to a new level will reset the five year requirement. Unvested Performance Share Units are not counted toward meeting the guidelines.

Holding Period

Covered employees must retain net vested Restricted Stock Units and Performance Stock Units if the ownership requirements are not yet satisfied.

Covered employees are asked to report annually on their progress toward attainment of their share ownership goals.